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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                        Date of Report:  April 2, 2001
                       (Date of earliest event reported)

                              POTLATCH CORPORATION
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            (Exact name of registrant as specified in its charter)

         Delaware                    1-5313                      82-0156045
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(State or Other Jurisdiction      (Commission                (I.R.S. Employer
    of Incorporation)             File Number)            Identification Number)


601 W. Riverside Avenue, Suite 1100  Spokane WA                   99201
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  (Address of principal executive offices)                      (Zip Code)

                                  509-835-1500
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                        (Registrant's telephone number,
                              including area code)
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     Item 5.  Other Events.  Potlatch Corporation announced today that due to continued high energy prices and weak market conditions, it does not expect that it will meet the quarterly interest coverage ratio test contained in its bank credit agreements as of March 31, 2001. As a result, the company has obtained bank waivers of the interest coverage test requirement for the first quarter ending March 31, 2001. The company's bank credit agreements include credit lines for general corporate purposes which the company uses for short-term and long-term borrowings and to back outstanding commercial paper borrowings. Currently, the aggregate amount of outstanding commercial paper and borrowings under the credit lines is approximately $340 million. The company agreed to renegotiate the terms and conditions of the credit agreements within the next 60 days, and the company expects that the amended agreement will include, among other things, revisions to the interest rates, fees, pricing terms and covenants under such credit agreements.

     This Report contains, in addition to historical information, certain forward-looking statements, including statements as to the company's expectations with respect to the renegotiation of its bank credit agreements. These forward-looking statements are based on management's best estimates and assumptions regarding future events, and are therefore subject to known and unknown risks and uncertainties, and are not guarantees of future performance or that amendments to the credit agreements will be made.

     The forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 2, 2001

                                          POTLATCH CORPORATION

                                          By  /s/ MALCOLM A. RYERSE
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                                            Malcolm A. Ryerse
                                            Secretary

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